================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        CONSOLIDATED STORES CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        CONSOLIDATED STORES CORPORATION
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

================================================================================

                   CONSOLIDATED STORES CORP. LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 20, 1997

     Notice is hereby given that the Annual Meeting of Stockholders of Consolidated Stores Corporation will be held at the headquarters of the Company's principal operating subsidiary at 300 Phillipi Road, Columbus, Ohio, on Tuesday, May 20, 1997, at 9:00 A.M., local time, for the following purposes:

     1. To elect nine directors of the Company.

     2. To approve the Amendment to the Fourth Article of the Certificate of Incorporation of the Company increasing the authorized shares of Common Stock of the Company;

     3. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 3, 1997 are entitled to notice of and to vote at said meeting or any adjournment thereof.

     By order of the Board of Directors.

April 25, 1997

                                            ALBERT J. BELL,
                                            Senior Vice President, General
                                            Counsel
                                            and Secretary

                                ---------------

     STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                        1105 North Market Street
                                        Suite 1300
                                        P.O. Box 8985
                                        Wilmington, Delaware 19899

                   CONSOLIDATED STORES CORP. LOGO

                                ---------------

                                PROXY STATEMENT

     This Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Consolidated Stores Corporation, a Delaware corporation (the "Company"), to be held on May 20, 1997. The Notice of Annual Meeting, this statement and the accompanying form of proxy, together with the Company's Annual Report to stockholders for the fiscal year ended February 1, 1997, are first being mailed to stockholders on or about April 25, 1997.

     The close of business on April 3, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. At that date, the Company had outstanding 67,339,903 shares of Common Stock, $.01 par value per share ("Common Stock"). Each of the outstanding shares of Common Stock is entitled to one vote. The holders of Common Stock have no cumulative voting rights in the election of directors.

     All voting shall be governed by the Bylaws of the Company pursuant to the General Corporation Law of the State of Delaware. For purposes of Proposal One, the nine director nominees having the highest votes cast shall be elected. Votes will be cast for only those nominees for whom authority is given. For purposes of Proposal Two, a majority of shares present and voting must be cast in favor of the respective proposal for it to be approved. In the case of either of the proposals, Broker non-votes will be treated as votes not cast, and will not have any effect. Abstentions will be treated as shares not voted with respect to Proposal One, and will not be calculated in the tabulation. In the case of Proposal Two, abstentions will be treated as votes cast against the proposal. Stockholders may revoke their proxies if they wish by attending the meeting, revoking the proxy in writing and voting in person. Tabulation shall be performed by National City Bank, the Company's Transfer Agent, as inspected by duly appointed officers of the Company.

                                        1105 NORTH MARKET STREET
                                        SUITE 1300
                                        P.O. BOX 8985
                                        WILMINGTON, DELAWARE 19899

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     At the meeting, the shares of Common Stock represented by the proxies will be voted, unless otherwise specified, for the election as directors of the nine nominees named below. Seven of the nine nominees are currently directors of the Company. Proxies cannot be voted at the annual meeting for more than nine persons, although additional nominations can be made by stockholders at the meeting.

     Set forth below is certain information relating to the nominees for election as directors.


                                                PRINCIPAL OCCUPATION                     DIRECTOR
        NAME            AGE                    FOR THE PAST FIVE YEARS                    SINCE
---------------------   ---    -------------------------------------------------------   --------
Sheldon M. Berman       56     Chairman, Macaroons, Inc. (consumer research and            1994
                               marketing services); former Chairman, President and
                               founder, Shelly Berman Communicators (retail marketing
                               and advertising)
W. Eric Carlborg        33     Senior Vice President--Finance, Einstein Noah Bagel         New
                               Corp.(retail restaurants/bakeries); former Vice           Nominee
                               President-- Alignment and Planning, Boston Chicken,
                               Inc. (retail restaurants); former Vice
                               President--Corporate Finance, Merrill Lynch Investment
                               Banking (investment banking)
Michael L. Glazer       49     President of the Company and President and Chief            1991
                               Executive Officer of K.B. Consolidated, Inc. and
                               subsidiaries; Former President, The Bombay Company
                               (retail home furnishings)
William G. Kelley       51     Chairman of the Board and Chief Executive Officer of        1990
                               the Company
David T. Kollat         58     President and Founder, 22, Inc. (retail research and        1990
                               consulting)
Brenda J. Lauderback    46     President--Wholesale Group, Nine West Group, Inc.           New
                               (retail and wholesale footwear); former                   Nominee
                               President--Footwear Wholesale, U.S. Shoe Corporation
                               (retail and wholesale footwear); former Vice President,
                               General Merchandise Manager, Dayton Hudson Corporation
                               (retail stores)
Nathan P. Morton        48     Senior Partner, Channel Marketing Corporation; former       1990
                               President and Chief Executive Officer, Open Environment
                               Corporation (software development); former President
                               and Chief Executive Officer, Comp USA (retail stores)
Dennis B. Tishkoff      54     President and Chief Executive Officer, Shoe Corporation     1991
                               of America (retail footwear)
William A. Wickham      52     Chairman of the Board, SBC Advertising (advertising and     1992
                               corporate communications agency)


     Seven meetings of the Board of Directors were held during the Company's fiscal year ended February 1, 1997 (sometimes hereinafter "fiscal 1996"). Each director attended at least 75% of the meetings of the Board, and the committees on which he served, during the period for which he served as a director during the year.

     The Board has an Audit Committee, a Compensation Committee, and a Nominating Committee. Messrs. Tishkoff, Wickham, and John Sisk (retired) are the members of the Audit Committee, which monitors the activities of the Company's independent auditors and its internal audit functions. The Audit

Committee met one time during fiscal 1996. Messrs. Kollat, Tishkoff and Sisk (retired) are the members of the Compensation Committee, which administers the Company's stock option plans and advises the Board of Directors with respect to compensation matters. The Compensation Committee met one time during fiscal 1996, and acted two times without a meeting. Messrs. Berman, Kelley, Kollat and Morton are the members of the Nominating Committee, which is responsible for interviewing and nominating candidates for election as Directors of the Company. The Nominating Committee did not meet during fiscal 1996. The Nominating Committee will not consider nominees recommended by security holders.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Kelley is also a director of National City Bank, Columbus. Mr. Glazer is also a director of Brookstone, Inc. Mr. Kollat is also a director of The Limited, Inc., Cooker Restaurant Corp., e Shop, Inc., SBC Advertising, AEI Music Network, Pipeliner Systems, Inc., P.J. Phillips, Cheryl & Co., Christy & Associates, NuVision, Select Comfort, Inc., Bron-Shoe Co., and Wolverine Worldwide, Inc. Ms Lauderback is also a director of Irwin Financial Corporation.


     The Company customarily retains SBC Advertising for communications and advertising services and AEI Music Network for licensed music broadcasting in stores and other facilities. During fiscal year ended February 1, 1997, the Company paid fees in the amount of $614,667, and $689,102 to SBC Advertising and AEI Music Network, respectively.


     DIRECTOR'S REMUNERATION. Pursuant to arrangements with the Company, certain directors who are not officers and who are not involved in the daily affairs of managing the Company receive an annual retainer of $18,000, plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. During fiscal 1996, six directors, Messrs. Berman, Kollat, Morton, Tishkoff, Wickham, and John Sisk (retired), were parties to such arrangements. In addition, such directors constitute Outside Directors, and therefore receive stock option grants under the Director Stock Option Plan. Each of the aforenamed directors received a grant of 5,000 stock options pursuant to the said Director Stock Option Plan during fiscal 1996. (Please see Director Stock Option Plan.)

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of February 1, 1997, certain information with regard to the beneficial ownership of the Company's Common Stock by each holder of 5% of such stock, each director and nominee for director individually, each of the five executive officers named in the Summary Compensation Table, and all officers, directors and nominees for director of the Company as a group.

                                                                    AMOUNT AND         PERCENT OF
      TITLE OF                NAME OF BENEFICIAL OWNER         NATURE OF BENEFICIAL    OUTSTANDING
        CLASS                   OR IDENTITY OF GROUP              OWNERSHIP (1)        SHARES (1)
---------------------   ------------------------------------   --------------------    -----------
Common Stock            Sheldon M. Berman (2)                           14,000                *
Common Stock            W. Eric Carlborg                                     0                *
Common Stock            Charles Freidenberg                             87,120                *
Common Stock            Michael L. Glazer                              127,500                *
Common Stock            C. Matthew Hunnell                              52,722                *
Common Stock            William G. Kelley                            2,711,284             4.05%

                                                                    AMOUNT AND         PERCENT OF
      TITLE OF                NAME OF BENEFICIAL OWNER         NATURE OF BENEFICIAL    OUTSTANDING
        CLASS                   OR IDENTITY OF GROUP              OWNERSHIP (1)        SHARES (1)
---------------------   ------------------------------------   --------------------    -----------
Common Stock            David T. Kollat                                 78,125                *
Common Stock            Brenda J. Lauderback                               300                *
Common Stock            Nathan P. Morton                                33,125                *
Common Stock            Michael J. Potter                               62,820                *
Common Stock            Dennis B. Tishkoff                              24,681                *
Common Stock            William A. Wickham (3)                          82,500                *
Common Stock            The Capital Group (4)                        3,928,000             5.90%
Common Stock            FMR Corp. (5)                                8,949,200            13.38%
Common Stock            All directors, nominees & executive
                        officers as a group (15 Persons)             3,372,419             5.04%

---------------

* Represents less than 1% of the outstanding Common Stock.

(1) The persons named in the table, other than The Capital Group (see note (4) below), and FMR Corp. (see note (5) below), respectively, have sole voting power and investment power with respect to all shares of Common Stock subject to the information contained in the footnotes to this table. The amounts described in the table are adjusted to account for the stock split which occurred in December, 1996, and include shares that may be acquired within 60 days under stock options exercisable within that period. Percentage ownership was based on 66,958,846 shares of Common Stock outstanding at February 1, 1996, unless otherwise stated. Of the shares reported for Messrs. Berman, Freidenberg, Glazer, Hunnell, Kelley, Kollat, Morton, Potter, Tishkoff, Wickham, and for all directors, nominees for director, and officers as a group, 5,000, 81,250, 85,000, 46,750, 2,675,940,
    30,000, 30,000, 61,125, 23,750, 17,500, and 3,150,790, respectively, are shares which may be acquired within 60 days pursuant to exercisable stock options.

(2) Includes 2,500 shares owned by Macaroons, Inc.

(3) Includes 65,000 shares which are owned by SBC Advertising, Inc.

(4) In its Schedule 13G dated February 12, 1997, and its accompanying materials, The Capital Group Companies, Inc., stated that through its operating subsidiaries it beneficially owned the shares reported in the table as of December 31, 1996, of which 3,352,800 shares (5.0% of the Common Stock at that date) are beneficially owned by Capital Research and Management Company. In its Schedule 13G, The Capital Group Companies, Inc., reported sole voting power over 549,700 shares, and sole dispositive power over 3,928,000 shares.

(5) In its Schedule 13G dated February 14, 1997, FMR Corp. stated that it beneficially owned the number of shares reported in the table as of December 31, 1996, which number includes 8,367,700 shares (12.51% of the Common Stock at that date) beneficially owned by Fidelity Management & Research Company in its capacity as investment advisor to various investment companies registered under Section 8 of the Investment Company Act; and 581,500 shares (0.87% of the Common Stock at that date) beneficially owned by Fidelity Management Trust Company as a result of its serving as investment manager for various institutional accounts. Of the shares reported in the table above, FMR Corp. has the sole power to voting power over 202,500 shares, and sole dispositive power over 8,949,200 shares.

     The addresses of the persons shown in the table above as a beneficial owner of more than 5% of the Company's Common Stock are as follows: The Capital Group Companies, Inc., 333 South Hope Street, Los Angeles, CA 90071; and FMR Corp, 82 Devonshire Street, Boston, MA 02109.

                             EXECUTIVE COMPENSATION

      COMBINED EXECUTIVE COMPENSATION REPORT OF THE COMPANY'S COMPENSATION
                   COMMITTEE AND THE CHIEF EXECUTIVE OFFICER

     Compensation of the Company's executive officers is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of three independent, non-employee directors. Messrs. Kollat, Tishkoff, and John Sisk (retired) comprised the Committee during the most recent fiscal year ended. Mr. Sisk is not standing for reelection.

     The Committee applies aggressive compensation incentives, both short term and long term, that are highly responsive to Company earnings and stock value. Two of the three components, bonus and equity (primarily stock purchase options), are entirely tied to Company performance. By doing so, the Committee believes that it properly aligns the financial interests and success of the executive officer with that of stockholders.

CEO SALARY

     Mr. Kelley's salary is the least emphasized component of his compensation package. It was originally set by his employment agreement dated December 12, 1989, and is increased by the Compensation Committee annually, in its discretion, typically at a level consistent with the salary increases of other executive officers of the Company. The Committee has chosen not to adopt any specific schedule of salary increase, and may adjust Mr. Kelley's salary without regard to adjustments for other executive officers of the Company. The employment agreement does not provide for any automatic salary increases. Generally, the Committee looks to factors such as the Company's planned and actual increase in earnings, market performance of its Common Stock, and business growth, in determining the amount of salary increase, if any. The Committee does not weight such factors in advance or tie salary to specific performance criteria.

CEO BONUS

     Mr. Kelley's bonus is determined in accordance with the Company's Key Associate Annual Incentive Compensation Plan. For fiscal 1996, the bonus was determined based upon the Company's achievement of specific annual earnings targets established at the beginning of the fiscal year by the Committee, which are derived from the planned earnings per share for the fiscal year as established at or prior to the beginning of the fiscal year by the Board. For fiscal 1996, bonus became payable only when the Company achieved more than 92% of the target earnings per share for the fiscal year, as confirmed by the audited financial statements of the Company, and in any event was capped at 135% of the base salary.

CEO EQUITY INCENTIVES

     Consistent with the Committees objectives, Mr. Kelley's equity interests in the Company, through stock purchase options and restricted stock, comprise his primary compensation, and align his personal rewards and motivation with Company performance and stockholder value. Mr. Kelley's stock purchase options have an exercise price equal to the market value of the Company's Common Stock at the date each option is granted. His stock purchase options typically become exercisable ("vest") over time during employment, usually in equal amounts over a 5 year period.

NON-CEO SALARY

     The salary component for executive officers other than the CEO is initially based upon informally gathered information about comparable positions at similarly sized companies, as adjusted to reflect the experience and expertise of the individual. The Company limits the comparison market to Columbus, Ohio wherever possible. Salaries are reviewed annually, and are adjusted to reflect growth in the individual's performance, as well as the individual's relative contribution to the overall performance of the Company. Salary adjustments are subjectively determined, and are not formally tied to Company performance.

NON-CEO BONUS

     The bonus for non-CEO executive officers is determined in accordance with the Company's Key Associate Annual Incentive Compensation Plan. The bonus component for executive officers other than the CEO consists of a percentage of salary earned as the Company achieves specific earnings targets that are set by the Committee at the beginning of each fiscal year. The percentage of salary is set by position level, and is subjectively determined. The Committee believes that a significant portion of the total compensation of the executive officers should be bonus, and tied to Company earnings. For fiscal 1996, bonus became payable only when the Company achieved more than 92% of the target earnings per share for the fiscal year, as confirmed by the audited financial statements of the Company, and in any event was capped at 135% of the base salary.

NON-CEO EQUITY INCENTIVES

     The equity participation component for executive officers other than the CEO consists primarily of stock purchase options. Stock purchase options are granted at the discretion of the Committee, usually only once per year, in an amount determined by position and performance, and with an exercise price equal to the market value of the stock at the time of grant. In addition, stock options are sometimes granted in connection with the promotion of an individual to a greater level of responsibility. The number of shares per option grant is set in advance by position, subject to adjustment, based upon the Committees subjective perception of the individual's performance. Options typically vest over a five year period, based upon time passage during employment and not based upon performance criteria. The Committee's determination of the timing and amount of each grant is subjective, based upon its assessment of the need and appropriateness of each grant, in light of the performance of the respective executive officer and the performance of the Company as a whole. The Committee believes that its policy in determining stock option grants best utilizes stock options as a specific long-term performance incentive, by basing an important portion of executive officer compensation upon the future performance of the Company's Common Stock.

     In addition to the above, the Committee has the discretion to grant shares of Company Common Stock to executive officers pursuant to its Restricted Stock Plan (please see "Restricted Stock Plan" below). No grants were made in fiscal 1996. The Committee views the Plan as a means of creating exceptional incentive for exceptional performance. The Committee intends that specific and objective performance vesting criteria be used in connection with such grants. However, it is within the Committee's power to grant shares under the Restricted Stock Plan at any time in a purely subjective manner.

DEDUCTIBILITY OF ANNUAL COMPENSATION OVER $1 MILLION

The Omnibus Budget Reconciliation Act of 1993, as amended (the "Act") imposes potential limitations on the deductibility of compensation in excess of $1 million paid to the Company's chief executive officer (CEO) and the four highest compensated executive officers (other than the CEO) employed on the last day of the taxable year. Remuneration which is qualified "performance-based compensation" is not subject to the deduction limitation. Based on the regulations issued by the Internal Revenue Service to implement the Act, the Company has taken the necessary actions to preserve the deductibility of payments under the Company's compensation plans. As the Act or the regulations thereunder promulgate change, further actions will be taken to the extent necessary and possible to maintain the deductibility of payments under the compensation plans.

THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
David T. Kollat, Chairman
Dennis B. Tishkoff

                           SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the individual compensation paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers for services in all capacities to the Company for fiscal years 1996, 1995, and 1994.

                                                                                              LONG-TERM COMPENSATION
                                                                                       ------------------------------------
                                                                                               AWARDS              PAYOUTS
                                                                                       ----------------------     ---------
                                               ANNUAL COMPENSATION                     RESTRICTED                 LONG-TERM
                                --------------------------------------------------       STOCK         STOCK      INCENTIVE
                                FISCAL     SALARY         BONUS          OTHER           AWARDS       OPTIONS      PAYOUTS
     NAME AND POSITION          YEAR        ($)            ($)            ($)            ($)(C)       (#)(D)         ($)
----------------------------    ----     ----------     ---------     ------------     ----------     -------     ---------
William G. Kelley, Chairman     1996      $651,000      $878,850        $ 55,995(a)            --     254,000           --
    of the Board and            1995       620,000       527,000          75,442(a)     2,062,500     156,250           --
    Chief Executive Officer     1994       590,389       593,936          65,708(a)            --     312,500           --
Michael L. Glazer,              1996       472,500       637,675          62,224(b)            --     228,000           --
    President                   1995       328,846       382,500          64,119(b)     1,662,500     312,500           --
                                1994            --            --              --               --          --(e)        --
C. Matthew Hunnell,             1996       275,000       222,750          12,914               --      50,000           --
    Sr. Vice President,         1995       228,750       106,250          10,834               --     150,000           --
    Merchandising               1994       133,654        53,333          12,518               --      18,750           --
Charles Freidenberg,            1996       275,000       222,750          13,688               --      50,000           --
    Sr. Vice President,         1995       228,750       106,250           9,925               --     156,250           --
    Merchandising               1994       133,654        53,333           8,866               --      18,750           --
Michael J. Potter,              1996       225,000       182,250          12,266               --      50,000           --
    Sr. Vice President and      1995       200,000        68,000          17,551               --     102,500           --
    Chief Financial Officer     1994       144,237        37,500           9,630               --      25,000           --


                               ALL OTHER
                              COMPENSATION
     NAME AND POSITION            ($)
----------------------------  ------------
William G. Kelley, Chairman     $ 15,037(f)(g)
    of the Board and               5,625(f)
    Chief Executive Officer        5,625(f)
Michael L. Glazer,                 6,000(f)
    President                         --
                                      --
C. Matthew Hunnell,                7,666(f)(g)
    Sr. Vice President,            5,625(f)
    Merchandising                  4,839(f)
Charles Freidenberg,              18,583(f)(g)
    Sr. Vice President,            5,625(f)
    Merchandising                  4,839(f)
Michael J. Potter,                 7,546(f)(g)
    Sr. Vice President and         4,038(f)
    Chief Financial Officer        3,186(f)

---------------

(a) Includes $29,719, $31,500 and $40,500 of interest foregone by the Company in fiscal 1996, 1995, and 1994, respectively, on a $450,000 second mortgage loan to Mr. Kelley made in 1991. This loan was repaid in full in fiscal 1996. The loan was in connection with relocation assistance provided in Mr. Kelley's employment agreement, was payable on demand, and secured by a second mortgage.

(b) Includes $32,433 and $53,712 in 1996 and 1995, respectively for relocation assistance provided to Mr. Glazer.

(c) The amount shown represents the dollar value of restricted stock made during the indicated year, calculated by multiplying the closing price of unrestricted shares of the Company's Common Stock on the date of grant by the number of shares awarded. There were no restricted shares held by named executive officers as of February 1, 1997, as to which restrictions pursuant to the award had not lapsed.

    Pursuant to terms of the restricted stock award on March 26, 1996, April 1, 1995, and September 19, 1995, an aggregate 100,000 shares vested with Messrs. Kelley and Glazer, each, when the Company's Common Stock closed on the New York Stock Exchange at a price equal to or above $30, $35, and $40 per share, respectively.

(d) Non-qualified options granted pursuant to the 1996 Incentive Performance Plan and The Executive Stock Option and Stock Appreciation Rights Plan.

(e) Excludes 6,250 options granted pursuant to the Director Stock Option Plan, prior to Mr. Glazer becoming an executive officer.

(f) Company matching contribution to the Consolidated Stores Corporation Savings Plan (401K) and for Consolidated Stores Corporation Supplemental Savings Plan (Top Hat). For fiscal 1996 the matching contribution was $6,000 for all named individuals.

(g) Accruals to the Consolidated Stores Corporation Supplemental Defined Benefit Pension Plan for fiscal 1996 for Messrs. Kelley, Glazer, Hunnell, Freidenberg, and Potter were $9,037, 0, $1,668, $12,583, and $1,546, respectively.

     EMPLOYMENT AGREEMENTS. In 1989, the Company entered into an employment agreement with William G. Kelley and in 1995, the Company entered into employment agreements with Michael L. Glazer, C. Matthew Hunnell, and Charles Freidenberg, respectively, each for an indefinite term. The terms of these agreements are substantially similar and they are described collectively herein except where their terms materially differ. The agreements provide for an annual base salary as increased by the Board of Directors and an annual bonus based on the Company's level of achievement of certain performance goals during the year as established by the Board of Directors, provided that bonuses were not payable unless the Company achieved more than 92% of its target earnings, and in any event were subject to a maximum of 135% of the base salary, for fiscal 1996. Each of the employment agreements requires that the individual employee devote his full business time to the business of the Company and prohibits him from competing with the Company during his employment and for a two-year period thereafter (six months in the event of termination of employment following a "Change in Control," as such term is defined in the agreements).

     Pursuant to this agreement, if Mr. Kelley is terminated without cause or if his employment terminated for any reason within one year of a Change of Control, he will become entitled to receive continued salary payments and benefits for one year and will receive a pro-rata bonus for the fiscal year in which termination occurs. In addition, with respect to the stock options that were granted pursuant to his employment agreement, he will continue to vest in a pro-rata portion of his stock options for the year of his termination in the event he is terminated without cause and will receive a total acceleration of the vesting of his stock options on a termination following a Change of Control. Mr. Glazer's agreement provides that in the event that he is terminated with cause, he suffers a diminution in duties, title or authority, or if his employment is terminated for any reason within one year of a Change of Control, he will receive continued salary payments and benefits for one year plus a pro-rata bonus for the fiscal year in which the termination occurs, and all of his stock options granted in connection with the employment agreement will become vested and exercisable. Mr. Freidenberg's and Mr. Hunnell's agreements provide that if they are terminated without cause or their employment terminates for any reason within one year of a Change of Control, they will continue to receive salary payments for the two year non-compete period if the Company elects to enforce the restrictive covenant, plus continued benefits for that period. If the company elects not to enforce the non-compete provision, Messrs. Freidenberg and Hunnell will respectively continue to receive their salary and benefits for a period of 365 days, unless they are re-employed prior to the expiration of the payment period. Also in the event of a Change of Control, Messrs. Freidenberg's and Hunnell's stock options granted in connection with their employment agreements will become vested and exercisable.

     In addition, a Change of Control of the Company would cause each of the before named individuals to receive a payment in the amount necessary to hold him harmless from the effects of Section 280G and 4999, respectively, of the Code, which Code sections could subject the payments due under these employment agreements to excise tax liability (see also "Severance Agreements"). The compensation payable on account of a Change of Control may also be subject to the deductibility limitations of Section 162(m) of the Code.

     Pursuant to the 1996 Performance Incentive Plan, nonqualified stock options were granted by the Compensation Committee on shares of Company Common Stock to the individuals named in the Summary Compensation Table, to Executive Officers of the Company, and to other associates of the Company. The following tables reflect the (i) number and value of options granted in fiscal 1996 to the individuals named in the Summary Compensation Table; and (ii) the aggregate exercises and number and value of exercisable and unexercisable options at February 1, 1997, for those named individuals.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL REALIZED
                                                 INDIVIDUAL GRANTS (a)                                      VALUE AT
                         ---------------------------------------------------------------------           ASSUMED ANNUAL
                                         PCT. OF TOTAL                                                   RATES OF STOCK
                         SECURITIES         OPTIONS                                                  PRICE APPRECIATION FOR
                         UNDERLYING       GRANTED TO                                                    OPTION TERM (c)
                          OPTIONS        EMPLOYEES IN       EXERCISE PRICE       EXPIRATION        --------------------------
         NAME             GRANTED       FISCAL YEAR (b)       PER SHARE             DATE               5%             10%
-----------------------  ----------     ---------------     --------------     ---------------     ----------     -----------
William G. Kelley          254,000            14.0%             $33.25             Feb. 2007       $5,311,330     $13,459,952
Michael L. Glazer          228,000            12.6%              33.25             Feb. 2007        4,767,650      12,082,162
C. Matthew Hunnell          50,000             2.8%              33.25             Feb. 2007        1,045,537       2,649,597
Charles Freidenberg         50,000             2.8%              33.25             Feb. 2007        1,045,537       2,649,597
Michael J. Potter           50,000             2.8%              33.25             Feb. 2007        1,045,537       2,649,597

---------------

(a) Material terms of the options granted include 5 year vesting at 20% per year on each succeeding anniversary of the grant date, continuous employment with the Company through at least the 90th day prior to any exercise, employment with the Company as a condition of vesting, and non-transferability of the stock options.

    Option grants of 104,000 and 78,000 to Messrs. Kelley and Glazer, respectively, may vest in one to five years based on attainment of certain performance goals for the 1997 fiscal year as established by the Compensation Committee. All options not vesting as a result of performance goal attainment will vest at the end of the five year period.

(b) Based on 1,815,200 non-qualified options granted to all associates in fiscal 1996 pursuant to the 1996 Performance Incentive Plan.

(c) Assumes a respective 5% or 10% annualized appreciation in the underlying Common Stock price from the date of grant to the expiration date less the aggregate exercise price. The ultimate amount realized will depend on the market value of the Company's Common Stock at a future date.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                       UNEXERCISED OPTIONS AT FEBRUARY 1, 1997
                                                           ---------------------------------------------------------------
                           NUMBER OF                                                         VALUE OF IN-THE-MONEY OPTIONS
                            SHARES                               NUMBER OF OPTIONS                        (B)
                          ACQUIRED ON        VALUE         -----------------------------     -----------------------------
         NAME              EXERCISE       REALIZED (A)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----------------------    -----------     ------------     -----------     -------------     -----------     -------------
William G. Kelley                --               --        2,550,940         685,250        $68,340,986      $ 7,799,063
Michael L. Glazer                --               --           85,000         480,500          1,696,500        4,812,875
C. Matthew Hunnell           15,000         $274,400           42,250         192,000            796,063        2,685,975
Charles Freidenberg              --               --           76,750         195,750          1,548,463        2,755,163
Michael J. Potter                --               --           57,375         145,125          1,195,406        1,757,094

---------------

(a) Difference of the sales price on the dates of exercise and the option exercise price.

(b) Based on the fair market value ($33.25) of Consolidated Stores Corporation Common Stock at February 1, 1997, minus the aggregate exercise prices.

COMPARISON OF FIVE YEAR TOTAL STOCKHOLDER RETURN

     The following graph demonstrates a five year comparison of cumulative total return for Consolidated Stores Corporation, the Standard & Poor's 500 Index and the Standard & Poor's Retail Stores Index.

              COMPARISON OF FIVE YEAR TOTAL STOCKHOLDER RETURN (a)

                                       Consolidated
        Measurement Period                Stores
      (Fiscal Year Covered)             Corporation      S&P Retail Stores        S&P 500
1992                                            100.00              100.00              100.00
1993                                            131.73              119.36              110.58
1994                                            139.42              115.04              124.82
1995                                            142.31              106.53              125.48
1996                                            153.85              114.87              174.00
1997                                            316.11              137.12              219.83

(a) Assumes $100 invested on January 31, 1992 in Consolidated Stores Corporation Common Stock compared to the same amount invested in the other funds shown at the same time. Dividends, if any, are assumed to be reinvested.

COMPENSATION PLANS AND ARRANGEMENTS

DIRECTOR STOCK OPTION PLAN. The Director Stock Option Plan is administered by the Compensation Committee pursuant to an established formula. Neither the Board of Directors, nor the Compensation Committee exercise any discretion in administering the plan, and the administration performed by the Compensation Committee is ministerial in nature. The formula which governs the grant of stock options to eligible participants may be amended by the Board of Directors, but not more frequently than once in any six month period. Under the current formula, each of the Outside Directors who are not otherwise ineligible are granted annually stock options for the purchase of 5,000 shares of the Company's Common Stock, for an exercise price equal to 100% of the fair market value on the date of grant. Each annual grant occurs on the last day of the quarterly trading period next following the Annual Meeting of Stockholders.

Options granted under the Director Stock Option Plan subsequent to such date will become exercisable over three years beginning upon the first annual anniversary of the grant date, whereby the option will become exercisable for up to 20% of the shares on the first anniversary, 60% on the second anniversary, and 100% on the third anniversary, respectively. Options granted will automatically terminate ten years and one month following the date of grant. An optionee may exercise a stock option only during specific quarterly trading periods, and only if at all times during the period beginning on the date such option was granted and ending on the day three months before the date of exercise he was a director of the Company.

Options granted under the Director Stock Option Plan are not transferable other than by will or the laws of descent and distribution.

1996 PERFORMANCE INCENTIVE PLAN. The Plan is administered by the Compensation Committee of the Board of Directors. The Committee determines the individuals to whom Awards are to be made, the number of shares, if any, to be covered by each Award, the term of the Award, its vesting, exercise period or settlement, the type of consideration, if any, to be paid to the Company upon exercise of an Award, and all other terms and conditions of the Awards. The purpose of the Plan is to provide a flexible, long-term vehicle to attract, retain and motivate officers and employees. The Plan authorizes the grant of incentive or nonqualified stock options, stock appreciation rights, restricted stock, stock equivalent unit and performance unit awards (collectively referred to as "Awards") any of which may be granted on a stand alone, combination or tandem basis, subject to certain Plan limitations.

The number of shares of common stock available for delivery under the Plan (the "Common Stock") consists of an initial allocation of 2,500,000 shares, which is increased, beginning with the fiscal year in which the Plan is in effect and during each fiscal year following, by a number of shares equal to one percent (1.0%) of the total number of issued shares of Common Stock at the end of the prior fiscal year. Unused shares from previous fiscal years remain available for delivery under the Plan; provided, that in any event, the total awards of stock options or restricted stock outstanding and shares available for use under the Plan combined with any awards of stock options or restricted stock outstanding from any other plan of the Company shall not exceed fifteen percent (15%) of the total shares of issued and outstanding Common Stock as of any measurement date.

The Plan limits the number of shares of Common Stock that can be represented by Stock Options, Stock Appreciation Rights, or Restricted Stock and awarded to any employee during any single fiscal year to no more than 1,000,000 shares. As a further limitation, the maximum amount of compensation with respect to Performance Units and Stock Equivalent Units that may be paid in any one fiscal year (within the meaning of Section 162(m) of the Internal Revenue Code, as amended), to anyone participant with respect to any one fiscal year is be $2,000,000.

Awards under the Plan may be made to any employee of the Company or its affiliates designated by the Committee. Historically, options have been granted to approximately 500 employees in any given year.

The Plan provides for the Award of options which may be either incentive stock options or non-qualified options. For both incentive and non-qualified options, the exercise price may be not less than 100 percent of the fair market value of a share of Common Stock at the time the option is granted. Any option intended to qualify as an incentive stock option must meet all requirements of Section 422 of the Code. The Committee may grant stock appreciation rights to any eligible employee on such terms as the Committee may determine.

The Committee may grant shares of restricted stock, stock equivalent units, and performance units, subject to such conditions and restrictions as the Plan specifies and otherwise as the Committee may determine. These grants may be made alone or in tandem with other Awards. Stock equivalent units and performance units may be payable upon vesting in cash, or may be convertible to common Stock or other form of value determined by the Committee.

No Award under the Plan may be assigned or transferred by the grantee other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order (as defined by the Code) or as may otherwise be permitted by the Committee. In the absence of the first two exceptions, all rights may be exercised during the grantee's lifetime only by the grantee.

The Committee may from time to time, at its discretion, amend or terminate the Plan, except that no such amendment or termination shall impair any rights under any Award made prior to the amendment's effective date without the consent of the grantee, and provided that no such amendment shall increase the number of shares available to the Plan or change the price at which stock options or stock appreciation rights may be granted unless approved by stockholders in accordance with applicable laws and regulations. The Plan shall terminate on February 3, 2006 or such earlier date as the Board may determine.

RESTRICTED STOCK PLAN. All of the executive officers and directors and other key employees of the Company are eligible to participate in the Company's 1987 Restricted Stock Plan (the "Restricted Stock Plan"). Approximately 50 persons were eligible to receive awards. No awards were outstanding as of the most recent fiscal year end. The Restricted Stock Plan expires in August, 1997.

The Restricted Stock Plan provides generally that an employee or director to whom an award of shares of Common Stock has been made under the Restricted Stock Plan shall not receive or be immediately vested in the shares of Common Stock awarded, but shall receive and become vested in such shares of Common Stock at such time or times as specified by the Board of Directors and set forth in the written agreement evidencing the award. Shares awarded that are not vested may not be sold, transferred, assigned, pledged, hypothecated, anticipated, alienated, encumbered or charged, whether voluntarily, involuntarily or by operation of law, and shares awarded must be forfeited to the Company in the event the recipient ceases to be an employee.

Vesting of any shares awarded under the Restricted Stock Plan becomes accelerated automatically upon consummation of any event that results in a Change in Effective Control of the Company. As used in the Restricted Stock Plan, "Change in Effective Control" means any one or more of the following: (i) any person or group (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), 20% or more of the outstanding equity securities of the Company entitled to vote for the election of directors; (ii) a majority of the Board of Directors is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors at any date consists of persons not so nominated and approved; or (iii) the stockholders of the Company approve an agreement to merge or consolidate with another corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including without limitation, a plan of liquidation). Vesting solely on change of control subjects such compensation to the income tax deduction limits described above (see "Deductibility of Annual Compensation Over $1 Million).

The Restricted Stock Plan is administered by the Compensation Committee of the Board of Directors of the Company, which selects the employees and directors to whom awards will be granted, the number of shares to be awarded to each, and the vesting schedule and other terms of each award. No current member of the Compensation Committee is eligible to receive an award under the Plan. The number of shares of Common Stock awarded pursuant to the Restricted Stock Plan may not exceed 625,000 in the aggregate, subject to adjustment as described above. The Board of Directors may adjust the number and kind of shares of Common Stock available for distribution and subject to vesting, in order to prevent dilution or enlargement of rights in the event of a change in the number or kind of outstanding shares of the Company by reason of recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares, or any other change in the corporate structure or shares of stock of the Company.

PENSION PLAN AND TRUST. The Company maintains a noncontributory defined benefit pension plan (the "Pension Plan") for all employees whose hire date precedes April 1, 1994, who have reached the age of 21 and who have worked for the Company for more than one year. The amount of the Company's annual contribution to the Pension Plan is actuarially determined to accumulate sufficient funds to maintain projected benefits. Effective January 1, 1993, the computation of annual retirement benefits payable upon retirement under the Pension Plan is 1% of final average annual compensation multiplied by the years of service up to a maximum of 25. This benefit is payable when a participant reaches the normal retirement age of 65. However, the Pension Plan does provide an early retirement option, and employment beyond the normal retirement age is permitted by agreement with the Company. For purposes of calculating benefits under the Pension Plan, compensation is defined to include a two month equivalent of the total cash remuneration (including overtime) paid for services rendered during a Plan year prior to salary reductions pursuant to Sections 401(k) or 125, respectively, of the Internal Revenue Code of 1986, as amended, including bonuses, incentive compensation, severance pay, disability payments and other forms of irregular payments. Effective January 1, 1996, the benefits accrued for certain highly compensated individuals, including all executive officers, was frozen at the then current levels.

The table below illustrates the amount of annual benefit payable at age 65 to a person in the specified average compensation and years of service classifications under the Pension Plan.

   FINAL                      YEARS OF SERVICE
  AVERAGE        -------------------------------------------
COMPENSATION       10          15          20          25
------------     -------     -------     -------     -------
 $  100,000      $10,000     $15,000     $20,000     $25,000
 $  125,000      $12,500     $18,750     $25,000     $31,250
 $  150,000      $15,000     $22,500     $30,000     $37,500
  and above

     The maximum annual benefit payable under the Pension Plan is restricted by the Internal Revenue Code. At January 1, 1997, the maximum final five year average compensation is $150,000. At January 1, 1997, Mr. Kelley had 6 years of credited service, Mr. Glazer had none, Mr. Hunnell had 12 years, Mr. Freidenberg had 13 years, and Mr. Potter had 5 years.

     SUPPLEMENTAL PENSION PLAN. The Company maintains a non-qualified supplemental employee retirement plan ("Supplemental Pension Plan") for those executives whose benefits were frozen in the Pension Plan on or subsequent to January 1, 1996. The Supplemental Pension Plan constitutes a contract to pay benefits upon retirement as therein defined. The Supplemental Pension Plan is designed to pay the same benefits in the same amount as if the participants continued to accrue benefits under the Pension Plan. The Company has no obligation to fund the Supplemental Pension Plan, and all assets and amounts payable under the Supplemental Pension Plan are subject to the claims of general creditors of the Company. The table below illustrates the amount of annual benefit payable at age 65 to a person in the specified average compensation and years of service classification under the Supplemental Pension Plan.

   FINAL                      YEARS OF SERVICE
  AVERAGE        -------------------------------------------
COMPENSATION       10          15          20          25
------------     -------     -------     -------     -------
 $  100,000      $10,000     $15,000     $20,000     $25,000
 $  125,000      $12,500     $18,750     $25,000     $31,250
 $  150,000      $15,000     $22,500     $30,000     $37,500
  and above

     SAVINGS PLAN. All of the executive officers referred to in the cash compensation table, as well as substantially all other full-time employees of the Company and its subsidiaries, are eligible to participate in the Consolidated Stores Corporation Savings Plan (the "Savings Plan"). In order to participate in the Savings Plan, an eligible employee must satisfy applicable age and service requirements and must make contributions to the Savings Plan ("Participant Elective Contributions").

     Participant Elective Contributions are made through authorized payroll deductions to one or more of the several investment funds established under the Savings Plan. One of the funds is a Company Stock Fund which is invested solely in Common Stock of the Company. All Participant Elective Contributions are matched by the Company ("Employer Matching Contributions") at a rate of 100% for the first 2% of salary contributed, and 50% for the next 4% of salary contributed; however, only Participant Elective Contributions of up to six percent of the employee's compensation will be matched. Employee Matching Contributions will always be made in the form of Common Stock of the Company.

     Each participant has a nonforfeitable right to all accrued benefits pertaining to Participant Elective Contributions. Each participant also has a nonforfeitable right to all accrued benefits pertaining to Employer Matching Contributions in the event of retirement or other termination of employment (a) on or after his 65th birthday, (b) on account of disability, or (c) by reason of death. A participant whose employment terminates under other circumstances will have a nonforfeitable right to a portion of accrued benefits pertaining to Employer Matching Contributions determined under a schedule based on years of service. All other unvested accrued benefits will be forfeited.

     SUPPLEMENTAL SAVINGS PLAN. The Company maintains a non-qualified salary deferral plan ("Supplemental Savings Plan") for those executives participating in the Savings Plan who desire to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constitutes a contract to pay deferred salary, and limits deferrals in accordance with prevailing tax law. The Supplemental Savings Plan is designed to pay the deferred compensation in the same amount as if the contributions had been made to the Savings Plan. The Company has no obligation to fund the Supplemental Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan are subject to the claims of general creditors of the Company.

     EXECUTIVE BENEFIT PLAN. Most of the executive officers are eligible to participate in the Consolidated Stores Executive Benefit Plan (the "Benefit Plan"). The Benefit Plan is a supplemental health benefits plan which reimburses participants for medical costs incurred but not covered by the Consolidated Stores Associate Benefits Plan, up to an annual maximum reimbursement of $10,000 per participant. Amounts received by participants are treated as taxable income. Amounts received by the five individuals named in the cash compensation table, are included in the amounts reflected in the values of personal benefits received by such individuals and executive officers as a group.

     EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENTS. Since April 18, 1989, the Company has maintained Executive Severance Agreements with certain of its key officers and employees (currently 22 persons). The agreements expire on the anniversary of their execution and are automatically extended on an annual basis unless the Company provides at least 90 days notice that any particular agreement will not be extended. The agreements provide for severance benefits if, within 24 months after a Change in Control (as defined in the agreements), the employee's employment is terminated by the Company (other than for Cause, as defined in the agreements), or the employee resigns because of a material change in the circumstances of his employment. For purposes of the agreements, "Change in Control" means any one or more of the following: (i) any person or group (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), 20% or more of the outstanding equity securities of the Company entitled to vote for the election of directors; (ii) a majority of the Board of Directors is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors at any date consists of persons not so nominated and approved; or
(iii) the stockholders of the Company approve an agreement to merge or consolidate with another corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including without limitation, a plan of liquidation). The agreements provide for the following severance benefits: (i) for certain officers (including Mr. Potter) and employees having a position of vice president of the Company or above, a lump-sum payment equal to 200% of the employee's then-current annual salary; or
(ii) for other employees having a position of director of a department of the Company, a lump-sum payment equal to 100% of the employee's then-current annual salary. Messrs. Kelley, Glazer, Freidenberg, and Hunnell are not a party to such an agreement, but each have substantially similar provisions contained in his respective employment agreement permitting a severance benefit of up to 100% of his then current annual salary. In addition, the stock option plans, the Restricted Stock Plan, and each of the above described employment agreements, each provide for immediate vesting of all outstanding options and shares, respectively, in the event of such a Change in Control (please see "Stock Option Plans" table, and "Restricted Stock Plan", above). The employee will also become entitled to reimbursement of legal fees and expenses incurred by the employee in seeking to enforce his rights under his agreement. In addition, to the extent that payments to the employee pursuant to his agreement (together with any other amounts received by the employee in connection with a Change in Control) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), each agreement provides for the payment of an additional amount (the "Tax Gross-Up Amount") such that the employee receives, net of excise taxes, the amount he would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code. Under proposed income tax regulations, compensation payable on change in control is subject to the income tax deduction limitations described above (see "Deductibility of Annual Compensation Over $1 Million").

             PROPOSAL TWO: APPROVAL OF THE AMENDMENT TO THE FOURTH
           ARTICLE OF THE CERTIFICATE OF INCORPORATION OF THE COMPANY
            INCREASING THE AUTHORIZED OF COMMON STOCK OF THE COMPANY

     Article Fourth of the Company's Restated Certificate of Incorporation presently provides for an authorized capitalization of the Company of 90,000,000 shares of Common Stock, $0.01 par value per share, 8,000,000 shares of Non-Voting Common Stock, $0.01 par value per share, and 2,000,000 shares of Preferred Stock, for a total authorized capitalization of 100,000,000 shares. As of April 3, 1997, none of the authorized shares of Preferred Stock were issued and outstanding, and 67,339,903 shares of Common Stock were issued and outstanding with a total of 9,893,188 additional shares of Common Stock reserved for issuance upon exercise of stock options granted and available for grant under the Company's stock option and restricted stock plans.

     On February 18, 1997, the Board of Directors of the Company proposed to amend the Fourth Article of the Company's Certificate of Incorporation, subject to stockholder approval, to increase from 90,000,000 to 290,000,000 the number of authorized shares of Common Stock. A copy of the restated Article Fourth reflecting the proposed amendment is set forth in Exhibit A.

     If the proposal is approved by the stockholders of the Company, the additional 200,000,000 shares of Common Stock so authorized will be available for issuance by the Board of Directors of the Company for stock splits or stock dividends, acquisitions, raising additional capital, stock options, or other corporate purposes. The Company does not anticipate that it would seek authorization from the stockholders for issuance of any other additional shares in the future unless required by applicable law or regulation. Any additional shares, when issued, would have the same rights and preferences as the shares of Common stock presently outstanding. One of the effects of the amendment, if adopted, may be to enable the Board to discourage an attempt to obtain control of the Company. In addition, since the Company's stockholders have no preemptive rights to purchase additional shares of Common Stock issued, the issuance of such shares in certain contexts could dilute the interests of current stockholders of the Company. However, the Company maintains other measures which could discourage undesirable changes in control, and which restrict the pricing and amount of derivative securities available under the various stock option and restricted stock plans.

     The approval of this proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock requires the affirmative vote of a majority of those outstanding shares of Common Stock present and voting at the meeting wherein a quorum is declared present.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF PROPOSAL TWO.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Deloitte & Touche LLP to be the independent auditors of the Company and its subsidiaries for the fiscal year ending January 31, 1998. Deloitte & Touche LLP acted as the Company's independent auditors for fiscal years ended February 1, 1997, and February 3, 1996. A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting of Stockholders, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal at the 1997 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than January 19, 1998. The Company will not be required to include in its proxy statement or form of proxy a stockholder proposal which is received after that date or which otherwise fails to meet requirements for stockholder proposals established by regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

     This solicitation of proxies is made by and on behalf of the Board of Directors. In addition to mailing copies of this statement and the accompanying notice and form of proxy to all stockholders of record on the record date, the Company will request brokers, custodians, nominees and other fiduciaries to forward copies of this material to persons for whom they hold shares of Common Stock of the Company in order that such shares may be voted. Solicitation may also be made by the Company's officers and regular employees personally or by telephone or telegraph. The cost of the solicitation will be incurred by the Company. The Company has also retained Georgeson & Company Inc. to aid in the solicitation of proxies for a fee estimated at $8,000 plus reasonable out-of-pocket expenses.

     If the accompanying form of proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the stockholder. In the absence of any such specifications, they will be voted to elect all nine nominees as set forth under Proposal One, and to approve Proposal Two.

     The presence of any stockholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time before it is exercised, by a later appointment received by the secretary of the meeting or by giving notice of a revocation to the secretary of the meeting in writing or in open meeting.

     If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the meeting.

     STOCKHOLDERS MAY OBTAIN FROM THE COMPANY, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S MOST RECENT FISCAL YEAR, BY WRITING ALBERT J. BELL, SECRETARY, AT 300 PHILLIPI ROAD, COLUMBUS, OHIO 43228.

     By order of the Board of Directors.

April 25, 1997
                                        Albert J. Bell,
                                        Senior Vice President,
                                        General Counsel and Secretary

                                   APPENDIX A

                        CONSOLIDATED STORES CORPORATION

                               BOARD OF DIRECTORS

                         INCREASE IN AUTHORIZED SHARES

RESOLVED, that the Certificate of Incorporation be, and it is hereby, amended by deleting the first paragraph of Article Fourth in its entirety, and substituting therefore the following (the "Amendment"):

          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred million (300,000,000), of which two million (2,000,000) shares shall be designated as Preferred Stock, $.01 par value per share (the "Preferred Stock"), two hundred ninety million (290,000,000) shares shall be designated as Common Stock, $.01 par value per share (the "Common Stock"), and eight million (8,000,000) shares shall be designated as Non-Voting Common Stock, $.01 par value per share (the "Non-Voting Common Stock"). The shares of such classes of stock shall have the following express terms:

RESOLVED FURTHER, that the Amendment be, and is hereby, made subject to the approval of the stockholders of the Corporation at the next Annual Meeting of the Stockholders duly called and held.

RESOLVED FURTHER, that, conditioned upon the approval of the Amendment by the stockholder of the Corporation, the officers of the Corporation be, and they hereby are, acting jointly or severally, authorized and directed to prepare and file an Amended and Restated Certificate of Incorporation, and such other notices, designations, and documents, and to take any other action, as they shall deem necessary or appropriate, to effect the intent of the preceding Resolution.

                            CONSOLIDATED STORES CORPORATION

                  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE MAY 20, 1997 ANNUAL MEETING OF STOCKHOLDERS

           The undersigned hereby appoints William G. Kelley, Michael L. Glazer, and Albert J. Bell, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Stockholders of Consolidated Stores Corporation, to be held at 300 Phillipi Road, Columbus, Ohio, at 9:00 A.M. (local time) on May 20, 1997, and thereat, and at any adjournment thereof, to vote and act with respect to all shares of Common Stock of the Company which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

       1. ELECTION OF DIRECTORS

            FOR all nominees listed below                          WITHHOLD AUTHORITY
           (except as marked to the contrary below)  [ ]           to vote for all nominees listed below  [ ]

           Sheldon M. Berman, W. Eric Carlborg, Michael L. Glazer, William G. Kelley, David T. Kollat,
               Brenda J. Landerback, Nathan P. Morton, Dennis B. Tishkoff and William A. Wickham.

          (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

       -----------------------------------------------------------------------------------------------------

              (Continued, and to be dated and signed, on the other side)



                            (Continued from the other side)

                                                                                              FOR    AGAINST    ABSTAIN
         2. To approve the Amendment to the Fourth Article of the Certificate of              [ ]      [ ]        [ ]
            Incorporation of the Company increasing the authorized shares of common stock of the Company.

         3. In their discretion, to vote upon such other business as may properly come        [ ]      [ ]        [ ]
            before the meeting.

                                                                                        Date: -----------------, 1997

                                                                                        -----------------------------

                                                                                        -----------------------------
                                                                                        Signature(s) of Stockholder(s)

                                                                                        PLEASE SIGN AS YOUR NAME OR
                                                                                        NAMES APPEAR HEREON. WHEN
                                                                                        SIGNING AS ATTORNEY,
                                                                                        EXECUTOR, ADMINISTRATOR,
                                                                                        TRUSTEE OR GUARDIAN, PLEASE
                                                                                        GIVE YOUR FULL TITLE. IF A
                                                                                        CORPORATION, PLEASE SIGN IN
                                                                                        FULL CORPORATE NAME.

                                   Proxy Card